Exhibit 99.1

Contact:	Roger D. Shannon	Richard M. Williams
	SVP of Finance & CFO	Connect2 Communications, Inc
	ADTRAN, Inc.	For ADTRAN
	256-963-8775	919-435-9110
	roger.shannon@adtran.com	rmwilliams@connect2comm.com

ADTRAN Acquires CommScope’s Active Fiber Access Product Lines

Integration expands leading Software Defined Access solution to Cable MSOs

HUNTSVILLE, Ala.—(September 14, 2016)—ADTRAN®, Inc., (NASDAQ:ADTN), a leading provider of next-generation open networking solutions, announced today that it has acquired key fiber access products, technologies and service relationships from subsidiaries of CommScope, Inc. (NASDAQ:COMM). This acquisition will enhance ADTRAN’s solutions for the cable MSO industry and will provide cable operators with the scalable solutions, services and support they require to compete in the multi-gigabit service delivery market.

The key components of the acquisition include:

•	Active EPON and 10G-EPON product platforms, which include infrastructure and customer premises equipment that deliver CableLabs® DOCSIS Provisioning of EPON (DPoE) certification – ADTRAN will now sell, support, and develop these product lines for new and existing MSO customers; and
•	Radio Frequency over Glass (RFoG) product line, including patented optical beat interference (OBI) mitigated versions – ADTRAN will leverage this HFC and FTTP bridging technology to help customers deliver high-bandwidth services and applications in specific situations, including rural and low-density greenfield deployments.

“The transition of these active product lines to ADTRAN sharpens both companies’ focus to benefit our customers and the cable industry as a whole,” said Jim Hughes, CommScope’s vice president of North American MSO sales. “As a global leader in fiber optics for wired and wireless networks, CommScope will continue providing passive PON solutions to the MSO and service provider market, including its optical closures, optical terminals and drops, and other passive accessories, along with its robust portfolio of innovative fiber-to-the-home (FTTH) offerings. CommScope has a strong commitment to helping MSO and service providers evolve their networks. We believe ADTRAN’s acquisition of these active fiber product lines will provide existing customers and prospects with the R&D, professional services and customer support structure they need as they move their broadband networks forward.”

“Our goal is to help our customers build and offer competitive broadband solutions, and this acquisition demonstrates our commitment to the MSO customer base,” said Robert Conger, Associate Vice President, Cloud and Portfolio Strategy. “Our unique access domain expertise, combined with our relentless focus on innovation and customer satisfaction, creates a tremendous amount of value that our customers are leveraging to build the next generation access networks, applications and services. We look forward to building on CommScope’s successes with these product lines as we integrate these products into our Mosaic™ family of software-defined networking (SDN) solutions to help MSOs migrate to a more open, programmable access environment.”

About ADTRAN

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

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